Exhibit 21.1

Subsidiaries of Oceanic Exploration Company

SUBSIDIARY NAME	JURISDICTION
Oceanic International Properties Corporation (formerly O.D.P. Limited)	Colorado
Oceanic Exploration Co. (Taiwan)	Delaware
Petrotimor Companhia de Petroléos, S.A.R.L.	Portugal